Exhibit 99.1

   OSI Systems Reports First Quarter Fiscal 2008 Financial Results

    --  Record Backlog of Approximately $224 million

    --  Additional $5 million of Annualized Cost Savings Identified

    HAWTHORNE, Calif.--(BUSINESS WIRE)--Nov. 6, 2007--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced its financial results for its fiscal first quarter ended September 30, 2007.

    The Company reported revenues of $131.0 million for the first quarter of fiscal 2008, an increase of 13% from the $115.5 million reported for the first quarter of fiscal 2007. The net loss for the first quarter of fiscal 2007 decreased to $(2.1) million, or $(0.12) per diluted share, compared to a net loss of $(6.0) million, or $(0.36) per diluted share, for the first quarter of fiscal 2007.

    The Company's backlog as of September 30, 2007, was approximately $224 million, compared to $209 million as of June 30, 2007. The Security Division had a backlog of approximately $122 million as of September 30, 2007, compared to $117 million as of June 30, 2007.

    Deepak Chopra, OSI Systems' Chairman and CEO, stated, "We are pleased with the improvement in our operating performance in the first quarter compared to the same period last year. We remain committed to our goal of continuing our top-line momentum while simultaneously seeking margin improvement and further cost reductions to improve profitability."

    Mr. Chopra continued, "Strong bookings again led to a record backlog at quarter end. Bookings of note for the quarter included a $22 million contract for electronic sub-assemblies awarded to our Optoelectronics & Manufacturing Division and significant contract awards from the U.S. government to our Security Division for cargo & vehicle inspection systems and next generation checkpoint X-Ray systems. The Security Division awards underscore our leadership position in the homeland security industry and have provided us with good revenue visibility for the remainder of the fiscal year."

    Mr. Chopra concluded, "The Healthcare division continued to demonstrate in the first quarter its improved performance as revenues increased 17% over the first quarter of fiscal 2007 and the operating performance increased from a loss of $(4.3) million in the first quarter of fiscal 2007 to operating income of $1.1 million in the first quarter of fiscal 2008."

    Following the continued review of its global operations and cost basis the Company has identified a further approximate $5 million of annualized cost savings that it expects to implement within the next twelve months. This is in addition to the previously announced $2 - $3 million of annualized cost savings that it expects to implement by the conclusion of the first half of fiscal 2008.

    Fiscal Year 2008 Outlook

    The Company reaffirms its previously published revenue guidance of $580 - $595 million for the fiscal year. In addition, the Company provided earnings guidance of $0.60 to $0.75 per diluted share for the fiscal year ended June 30, 2008 excluding the impact of impairment, restructuring and other one-time charges.

    Alan Edrick, Executive Vice President and Chief Financial Officer, stated, "The intense focus we have placed on improving efficiencies in operations, IT infrastructure, working capital management and integrations during the last nine months is delivering results. Moving forward, we will continue to strive to operate in an efficient manner, rationalize further costs and focus on our core strengths to deliver improved bottom line performance."

    Conference Call Information

    OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 7:00am PST (10:00am EST) today to discuss its financial and business results for the first quarter of fiscal 2008. The conference call will contain forward looking information. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until November 20, 2007. The replay can either be accessed through the Company's website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number '18553637' when prompted for the replay code.

    About OSI Systems, Inc.

    OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions about the future, including the Company's predictions about the effects of steps being taken to improve profitability as well as the Company's guidance regarding future revenues and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will achieve profitability or that future revenues or earnings predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.



                  OSI SYSTEMS, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
                (in thousands, except per share data)
                             (unaudited)

                                               Three Months Ended
                                                   September 30,
                                            --------------------------
                                                2006         2007
                                            ------------ -------------

Revenue                                        $115,529      $131,013
Cost of goods sold                               77,032        86,903
                                            ------------ -------------
  Gross profit                                   38,497        44,110
                                            ------------ -------------

Operating expenses:
  Selling, general and administrative            36,370        36,211
  Research and development                       10,819         9,729
  Impairment, restructuring, and other
   charges                                          219            85
                                            ------------ -------------
    Total operating expenses                     47,408        46,025
                                            ------------ -------------

Loss from operations                             (8,911)       (1,915)

Other income / (expense)                            (74)            -
Interest income                                     141           119
Interest expense                                 (1,014)       (1,208)
                                            ------------ -------------
Loss before benefit for income taxes and
 minority interest                               (9,858)       (3,004)

Benefit for income taxes                         (3,179)       (1,055)
Minority interest                                   638          (118)
                                            ------------ -------------

Net loss                                       $ (6,041)     $ (2,067)
                                            ============ =============


Diluted loss per share                         $  (0.36)     $  (0.12)
                                            ============ =============

Weighted average shares outstanding -
 diluted                                         16,668        17,171
                                            ============ =============


                Condensed Consolidated Balance Sheets
                            (in thousands)

                                              June 30,   September 30,
                                                2007         2007
                                            ------------ -------------
                                                          (unaudited)
                  Assets
Cash and cash equivalents                      $ 15,980      $ 14,644
Accounts receivable, net                        140,483       136,697
Inventories                                     120,174       134,590
Other current assets                             38,002        40,798
                                            ------------ -------------
    Total current assets                        314,639       326,729
Non-current assets                              138,844       141,531
                                            ------------ -------------
    Total                                      $451,483      $468,260
                                            ============ =============

   Liabilities and Stockholders' Equity
Bank lines of credit                           $ 16,775      $      -
Current portion of long-term debt                 5,744         4,615
Accounts payable and accrued expenses            81,806        87,003
Other current liabilities                        51,573        52,431
                                            ------------ -------------
    Total current liabilities                   155,898       144,049
Long-term debt                                   25,709        49,507
Other long-term liabilities                      13,849        20,806
                                            ------------ -------------
    Total liabilities                           195,456       214,362
Minority interest                                 8,815         8,685
Shareholders' equity                            247,212       245,213
                                            ------------ -------------
    Total                                      $451,483      $468,260
                                            ============ =============




                         SEGMENT INFORMATION
                            (in thousands)
                             (unaudited)

                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------

Revenues - by Segment Group:
  Security Group                                   $ 41,047  $ 48,805
  Healthcare Group                                   48,231    56,598
  Optoelectronics and Manufacturing Group
   including intersegment revenues                   34,278    36,372
  Intersegment revenues elimination                  (8,027)  (10,762)
                                                   --------- ---------
    Total                                          $115,529  $131,013
                                                   ========= =========

Operating income (loss) - by Segment Group:
  Security Group                                   $ (1,788) $   (696)
  Healthcare Group                                   (4,263)    1,051
  Optoelectronics and Manufacturing Group             3,811     1,339
  Corporate                                          (6,319)   (3,479)
  Eliminations                                         (352)     (130)
                                                   --------- ---------
    Total                                          $ (8,911) $ (1,915)
                                                   ========= =========

    CONTACT: OSI Systems, Inc.
             Jeremy Norton, 310-349-2372
             Director, Investor Relations